Press Release
EXHIBIT 99.41

Contacts:

Financial:	Steve Hildebrand	Media:	Fred Fleischner
Chief Financial Officer	Executive Director
(918) 669-2288	Corporate Communications
(918) 669-3086
Investors:	Todd D. Dallenbach	fred.fleischner@dtag.com
Executive Director
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS SECOND QUARTER 2007 RESULTS

Company Discusses Key Initiatives To Address Automotive Industry Changes

Tulsa, Oklahoma, August 7, 2007: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported net income for the second quarter ended June 30, 2007 of $15.3 million, or $0.63 per diluted share, compared to $26.7 million, or $1.04 per diluted share for the comparable 2006 quarter. The decrease in second quarter net income year over year included $0.07 per share of transition costs related to the outsourcing of information technology services and call center operations along with one-time charges to write off deferred financing fees for the Company’s retired revolving credit facility which was refinanced in June, partially offset by $0.03 per share of favorable change in fair value of derivatives.

For the first six months of 2007, net income was $20.5 million, or $0.84 per diluted share. For the first six months of 2006, net income was $48.5 million or $1.87 per diluted share. The decrease in net income year over year for the six month period included $0.34 per share of unfavorable change in fair value of derivatives and $0.13 per share of outsourcing transition costs and one-time charges to write off deferred financing fees.

Non-GAAP earnings per diluted share were $0.36 for the 2007 second quarter as compared to $0.80 of non-GAAP earnings per diluted share for the 2006 second quarter. The second quarter of 2007 was negatively impacted by $0.07 per share of outsourcing transition costs and the write off of deferred financing fees. For the first six months of 2007, non-GAAP earnings per diluted share were $0.76 as compared to $1.46 of non-GAAP earnings per diluted share for same time period in 2006. The first six months of 2007 were negatively impacted by $0.13 of outsourcing transition costs and the write off of deferred financing fees. A reconciliation of non-GAAP to GAAP results is included in Table 3. Non-GAAP net income excludes the (increase) decrease in fair value of derivatives, net of related tax impact, from the reported GAAP net income.

For the quarter ended June 30, 2007, the Company’s total revenue was a record $451.6 million, an increase of 6.9 percent over the comparable 2006 period. For the six month period ending June 30, 2007, total revenue was $849.6 million, an increase of 8.5 percent over the first half of 2006. For the 2007 second quarter, vehicle rental revenue was $431.1 million, a 10.4 percent increase over the 2006 second quarter as a result of an increase in both revenue per day and rental day volume. Revenue per day was up 5.6 percent and rental days increased 4.6 percent, driven by franchise acquisitions. “While 5.6 percent growth in revenue per day would typically be considered strong, it was below where we had been trending for the previous six months,” said Gary L. Paxton, President and Chief Executive Officer. On a same store basis, total transactions increased 1.6 percent in line with airline traffic increases; however, due to shorter average transaction length, same store rental days declined by 1.9 percent.

Key Initiatives

“Vehicle manufacturers have been reducing the number of vehicles sold to the rental car industry and increasing our fleet costs,” said Paxton. “We are also absorbing higher vehicle financing costs as a result of lower credit ratings in the auto industry. While raising rental rates is the key to offset these vehicle related increases, we are also taking steps to further reduce operating costs throughout the organization in an effort to reinforce our objective to be the low cost provider in the rental car industry. These actions are designed to respond to these auto industry changes by reducing operating costs and flattening the organization to make it even more efficient and more capable of a rapid response to the changing environment. As discussed below, starting with 2008 model year deliveries, we expect vehicle cost increases to moderate significantly.

“We have made great progress during the quarter on a number of key initiatives to better position the Company for long-term success,” Paxton said. “We are taking steps to become as lean as possible and to further reduce costs throughout the organization.”

On the cost side, the Company just announced a flattening of the management structure and significant staff reductions at its Tulsa-based headquarters to lower its cost structure. This action is part of a plan to make the organization more lean, streamline processes and decision making, and improve customer service. The personnel changes, effective immediately, eliminate 25 percent of management positions at the Company’s headquarters in Tulsa, Oklahoma, as well as other support staff. These reductions will result in annual pretax cost savings of approximately $7 million; however, the Company does expect to record approximately $2.5 million in pretax severance costs in the third quarter. The Company has begun implementing productivity improvements in each of its field locations utilizing lean management techniques. The Company is also installing fleet optimization software this fall which should greatly enhance its management of fleet costs. The Company has already outsourced information technology services and a significant portion of its call center operations.

With respect to capital structure, the Company took advantage of a favorable credit market and completed a key financing transaction during the quarter. The $600 million transaction includes $250 million of corporate term debt, providing more flexibility to finance non-program vehicles and vehicles purchased from non-investment grade manufacturers, and a new $350 million revolving credit facility, replacing the existing $300 million facility.

With respect to revenue growth, the Company has increased its efforts to more aggressively target both the domestic corporate segment and the international inbound segment. The Company continues to offer more value-added products to its customers such as the new Style Series high end product line in limited markets such as Florida, Nevada, and California, as well as increasing the number of GPS units that the Company has available for consumers. In addition, the Company has begun a moderate expansion of its local market business with a target of opening 50 new stores this year. The Company continues its acquisition growth strategy and has acquired ten Thrifty franchises and one Dollar franchise this year.

The Company plans to restart the share repurchase program in the third quarter. The Company has $188.7 million of remaining authorization available through December 31, 2008. Because of the Company’s review of strategic alternatives and related discussions, the Company did not buy back shares during the second quarter.

Outlook

“Today’s trends reveal a stable travel environment with healthy revenue per day increases,” Paxton said. “Rental pricing is up sharply in the peak summer travel months of July and August over the prior year although we expect price increases to moderate during off-peak periods. Price increases in the fourth quarter will be more challenging as we compare to very strong prior year price increases. We expect continued growth in rental day volume resulting from franchise acquisitions, new local market stores, and expanding and diversifying our customer base. Vehicle cost increases will progressively moderate during the third and fourth quarters as we annualize higher cost 2007 model vehicles and begin to purchase 2008 model vehicles. We expect full year 2007 vehicle depreciation costs measured on a cost per vehicle basis will increase about 25 percent over the prior year. We estimate the 2008 model year vehicle cost increases will moderate substantially from the increase experienced in 2007, including our plan to increase the mix of non-program vehicles.”

The Company is lowering its earnings per share guidance from a range of $2.50 to $2.90 to a range of $2.00 to $2.40. This reduction includes approximately $0.11 per share financial impact of the new credit facilities and corporate term debt and $0.10 per share for the higher number of shares outstanding due to delays in restarting the share repurchase program. For the full year, the Company is still planning for a 7 to 9 percent increase in revenue per day, but is lowering its estimate for same store rental days to be down about 2 percent as compared to 2006. Total rental days, which include the impact of acquisitions, are planned to increase in the range of 3 to 4 percent. This guidance includes approximately $0.06 per share of severance costs related to the management and staff reductions. On-going personnel cost savings from this action and other identified cost savings related to this initiative will favorably impact 2008 results by $0.25 to $0.30 per share.

The Company expects year-over-year earnings per share comparisons to be more favorable in the back half of the year than the first half comparisons as a result of more moderate vehicle depreciation and vehicle financing cost increases and reduced outsourcing transition costs. The Company expects third quarter results to be above the previous year primarily as a result of these improving cost trends and a stronger pricing environment over the summer peak travel period. This earnings per share guidance excludes the impact of any increases or decreases in fair value of derivatives.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. second quarter 2007 earnings conference call will be held on Tuesday, August 7, 2007, at 10:00 a.m. (CDT). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 800-369-1122 (domestic) or 210-839-8502 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through August 21, 2007, by calling 800-944-3451 (domestic) or 203-369-3877 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. airport markets; both brands operate in all of the top Canadian airport markets. The Company's more than 8,400 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	June 30,		Total revenues
	2007	2006	2007	2006

Revenues:
Vehicle rentals	$431,094	$390,484	95.5%	92.4%
Vehicle leasing	9,741	15,549	2.2%	3.7%
Fees and services	9,733	12,187	2.1%	2.9%
Other	1,036	4,354	0.2%	1.0%

Total revenues	451,604	422,574	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	225,551	209,233	49.9%	49.5%
Vehicle depreciation and lease charges, net	121,341	88,151	26.9%	20.9%
Selling, general and administrative	60,000	66,919	13.3%	15.8%
Interest expense, net	29,041	23,772	6.4%	5.6%

Total costs and expenses	435,933	388,075	96.5%	91.8%

(Increase) decrease in fair value of derivatives	(11,251)	(10,340)	(2.5%)	(2.4%)

Income before income taxes	26,922	44,839	6.0%	10.6%

Income tax expense	11,601	18,184	2.6%	4.3%

Net income	$15,321	$26,655	3.4%	6.3%

Earnings per share:
Basic	$0.66	$1.09
Diluted	$0.63	$1.04

Weighted average number
of shares outstanding:
Basic	23,286,601	24,431,884
Diluted	24,364,852	25,615,171

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Six months ended		As % of
	June 30,		Total revenues
	2007	2006	2007	2006

Revenues:
Vehicle rentals	$801,662	$721,179	94.4%	92.1%
Vehicle leasing	17,846	28,006	2.1%	3.6%
Fees and services	20,565	24,721	2.4%	3.2%
Other	9,494	9,230	1.1%	1.1%

Total revenues	849,567	783,136	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	426,988	395,280	50.3%	50.5%
Vehicle depreciation and lease charges, net	214,624	153,213	25.3%	19.6%
Selling, general and administrative	125,301	128,917	14.7%	16.5%
Interest expense, net	48,111	39,877	5.6%	5.0%

Total costs and expenses	815,024	717,287	95.9%	91.6%

(Increase) decrease in fair value of derivatives	(3,458)	(18,256)	(0.4%)	(2.3%)

Income before income taxes	38,001	84,105	4.5%	10.7%

Income tax expense	17,518	35,644	2.1%	4.5%

Net income	$20,483	$48,461	2.4%	6.2%

Earnings per share:
Basic	$0.88	$1.96
Diluted	$0.84	$1.87

Weighted average number
of shares outstanding:
Basic	23,269,313	24,747,536
Diluted	24,341,411	25,867,802

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Six months ended
	June 30, 2007		June 30, 2007

OPERATING DATA:
Vehicle Rental Data: (includes franchise acquisitions)

Average number of vehicles operated	135,003		122,130
% change from prior year	6.5%		5.0%
Number of rental days	10,088,287		18,261,107
% change from prior year	4.6%		2.9%
Vehicle utilization	82.1%		82.6%
Percentage points change from prior year	(1.5) p.p.		(1.7) p.p.
Average revenue per day	$42.73		$43.90
% change from prior year	5.6%		8.0%
Monthly average revenue per vehicle	$1,064		$1,094
% change from prior year	3.6%		5.9%

Same Store Vehicle Rental Data: (excludes franchise acquisitions)

Average number of vehicles operated	126,390		114,288
% change from prior year	(0.3%	)	(1.7%	)
Number of rental days	9,463,402		17,125,596
% change from prior year	(1.9%	)	(3.5%	)

Vehicle Leasing Data:

Average number of vehicles leased	5,981		5,702
% change from prior year	(46.7%	)	(43.7%	)
Monthly average revenue per vehicle	$543		$522
% change from prior year	17.5%		13.2%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$7		$14
Non-vehicle interest expense	3		4
Non-vehicle interest income	(3)		(5)
Non-vehicle capital expenditures (excludes acquisitions)	8		20
Franchise acquisitions	3		23
Cash paid for income taxes	7		10

Table 2 (continued)

Dollar Thrifty Automotive Group, Inc.
Selected Balance Sheet Data
(In millions)

	June 30,		December 31,
	2007	2006	2006

	(Unaudited)

Cash and cash equivalents	$194	$242	$192
Restricted cash and investments	110	108	390
Revenue-earning vehicles, net	3,172	3,337	2,624

Vehicle debt	2,717	3,109	2,744
Non-vehicle debt (corporate debt)	250	-	-
Stockholders' equity	677	698	648

Table 3

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Non-GAAP pretax income, Non-GAAP net income and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives, the Company believes non-GAAP measures provide an important assessment of year over year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income per the income statement to non-GAAP pretax income:

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

	(in thousands)		(in thousands)

Income before income taxes - as reported	$26,922	$44,839	$38,001	$84,105

(Increase) decrease in fair value of derivatives	(11,251)	(10,340)	(3,458)	(18,256)

Pretax income - non-GAAP	$15,671	$34,499	$34,543	$65,849

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

	(in thousands)		(in thousands)

Net income - as reported	$15,321	$26,655	$20,483	$48,461

(Increase) decrease in fair value of derivatives, net of tax	(6,643)	(6,082)	(2,042)	(10,739)

Net income - non-GAAP	$8,678	$20,573	$18,441	$37,722

The following table reconciles reported GAAP diluted earnings per share ("EPS") to non-GAAP diluted earnings per share ("EPS"):

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

EPS, diluted - as reported	$0.63	$1.04	$0.84	$1.87

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.27)	(0.24)	(0.08)	(0.42)

EPS, diluted - non-GAAP	$0.36	$0.80	$0.76	$1.46

Table 3 (Continued)

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Corporate EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items specified in the Company's $600 million credit agreement. The Company believes Corporate EBITDA is important as it is utilized in the calculation of financial covenants in the Company's credit agreement and provides investors with a supplemental measure of the Company's liquidity. The Company has revised its calculation of Corporate EBITDA for all periods presented to be consistent with the Company's credit agreement. EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

	(in thousands)		(in thousands)

Net income - as reported	$15,321	$26,655	$20,483	$48,461

(Increase) decrease in fair value of derivatives	(11,251)	(10,340)	(3,458)	(18,256)
Non-vehicle interest expense	3,103	871	4,345	1,691
Income tax expense	11,601	18,184	17,518	35,644
Non-vehicle depreciation	5,232	4,971	10,546	10,153
Amortization	1,471	1,608	3,109	3,183
Non-cash stock incentives	1,523	5,107	2,340	7,398
Other	221	6	12	40

Corporate EBITDA	$27,221	$47,062	$54,895	$88,314